EXHIBIT 10.1


       UBS AG, Cayman Islands Branch                     UBS WARBURG LLC
        c/o UBS AG, Stamford Branch                      299 Park Avenue
          677 Washington Boulevard                  New York, New York 10171
        Stamford, Connecticut 06901



                                                               February 28, 2003




The Interpublic Group of Companies, Inc.
1271 Avenue of the Americas
New York, New York 10020


             Amended and Restated Credit Facility Commitment Letter
             ------------------------------------------------------


Ladies and Gentlemen:

         The Interpublic Group of Companies, Inc., a Delaware corporation ("Borrower" or "you"), has requested UBS AG, Cayman Islands Branch ("UBS") to commit to provide a senior unsecured revolving credit facility of up to $500.0 million (the "Credit Facility") to be available on or after May 15, 2003, as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the "Term Sheet"). In addition, Borrower has requested UBS Warburg LLC ("UBSW," "we" or "us") to agree to structure, arrange and syndicate the Credit Facility. All references to "dollars" or "$" in this agreement and the attachments hereto (collectively, this "Commitment Letter") are references to United States dollars.

         Borrower has advised us that holders of its Zero-Coupon Convertible Senior Notes due 2021 (the "Zero-Coupon Notes") will be entitled to require Borrower to purchase such holders' Zero-Coupon Notes (the "Put Obligation") as of December 14, 2003. We understand that Borrower intends to fund the Put Obligation with proceeds of one or more of the following: (i) the issuance or sale by Borrower or any entity in which Borrower directly or indirectly owns a majority equity interest (each, a "Subsidiary") of equity, equity-linked or debt securities; (ii) the sale of stock or assets comprising the NFO WorldGroup unit; and (iii) borrowings under committed and/or uncommitted lines of credit available to Borrower or any of its Subsidiaries for such purpose.

         We understand that borrowings under the Credit Facility would be used to fund cash requirements for general corporate purposes not prohibited under the negative covenants of the Credit Documentation (as defined below), including to fund all or a portion of the Put Obligation, in the event that proceeds from one or more of the above are insufficient to fund such cash requirements.

         You have further advised us that you will (1) incur non-cash charges of up to $280.0 million in the aggregate (the "Charges") with respect to the fiscal quarters ended September 30, 2002, June 30, 2002 and March 31, 2002 and the fiscal years ended December 31, 2001, 2000, 1999, 1998 and 1997, relating largely to the impairment of the assets of your Subsidiaries Brands Hatch Leisure Limited, Octagon Worldwide Limited and Octagon Worldwide Inc. and their respective Subsidiaries and (2) restate your unaudited consolidated financial statements for such fiscal quarters and your audited consolidated financial statements for such fiscal years to reflect the Charges (such restatements, the "Restatements").

     Commitments.

         UBS is pleased to advise you of its commitment to provide the entire amount of the Credit Facility to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitment of UBS and each other Lender (as defined below) hereunder is subject to the negotiation, execution and delivery of definitive documentation (the "Credit Documentation") with respect to the Credit Facility reasonably satisfactory to UBS and the other Lenders reflecting, among other things, the terms and conditions set forth in the Term Sheet and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Credit Facility (the "Fee Letter").

         The aggregate amount of the Lenders' commitments under this Commitment Letter will be reduced upon the circumstances specified in the second paragraph under "Commitment Reductions" in the Term Sheet occurring after February 10, 2003 and prior to the execution and delivery of the Credit Documentation (the date thereof, the "Closing Date") in the amounts so specified therein.

     Syndication.

         It is agreed that UBSW will act as the sole and exclusive advisor, arranger and bookmanager for the Credit Facility and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed with respect to the Credit Facility, and no Lender (as defined below) will receive compensation with respect to the Credit Facility outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facility, in each case unless you and we so agree.

         UBS reserves the right, prior to or after the execution of the Credit Documentation, to syndicate all or a portion of its commitment to one or more financial institutions reasonably satisfactory to Borrower that will become parties to the Credit Documentation (UBS and the institutions that will become parties to the Credit Documentation, the "Lenders"). Upon any such additional Lender executing and delivering a counterpart of this Commitment Letter to the other parties hereto agreeing to assume a portion of the Credit Facility on the terms and conditions of this Commitment Letter, UBS shall be released from a portion of its commitment in respect of the Credit Facility in an aggregate amount equal to the commitment of such Lender.

         UBSW will, in consultation with Borrower, exclusively manage all aspects of the syndication of the Credit Facility, including selection of additional Lenders reasonably satisfactory to Borrower, determination of when UBSW will approach potential additional Lenders, any naming rights and the final allocations of the commitments in respect of the Credit Facility among the additional Lenders. Following May 15, 2003, you agree to actively assist UBSW in achieving a timely syndication of the Credit Facility that is satisfactory to UBSW and the Lenders. To assist UBSW in its syndication efforts, you agree that you will (a) use commercially reasonable efforts to ensure that the syndication efforts benefit materially from your and your Subsidiaries' existing lending relationships, (b) make available to prospective Lenders, at reasonable times and with reasonable prior notice, your senior management (including but not limited to the chief executive officer, chief financial officer and treasurer) and advisors, (c) host, with UBSW, one or more meetings with prospective Lenders and (d) assist, and will use all commercially reasonable efforts to cause your representatives and advisors to assist, UBSW in the preparation of one or more confidential information memoranda satisfactory to UBSW, which shall include financial projections for 2003 (the "Projections"), and to provide such supplemental information as UBSW reasonably deems necessary in connection with the syndication of the Credit Facility.

     Information.

         You hereby represent and warrant that, as of February 10, 2003, (a)(i) Borrower's Annual Report on Form 10-K for the year ended December 31, 2001 (as amended) (the "Annual Report") and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002 (as amended), June 30, 2002 (as amended) and September 30, 2002 (each, a "Quarterly Report") and (ii) all other information (other than the Projections) that has been made available to UBSW (in any capacity) (whether in oral, written, electronic or other form) by you or any of your representatives in connection with the transactions contemplated hereby (the "Information"), when taken as a whole, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading, and (b) the Projections that have been available to UBSW by you or any of your representatives in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by you to be reasonable at the time of preparation and at the time such Projections were made available; provided, however, that with respect to clause (a)(i), in the event that subsequent to the date hereof Borrower shall file with the Securities and Exchange Commission any amendment to the Annual Report or any Quarterly Report to reflect the Charges, references to the Annual Report and/or a Quarterly Report shall refer to the Annual Report and/or such Quarterly Report as so amended or further amended, as applicable, to reflect the Charges. You agree to advise UBSW on a timely basis of all developments that are material to you and your Subsidiaries taken as a whole or material to the transactions contemplated hereby, and to supplement the Information and the Projections from time to time until the Closing Date, so that the representations and warranties in the preceding sentence will be true and correct as if the Information and Projections (as so supplemented) were being furnished on the Closing Date. You acknowledge that, in connection with the transactions contemplated hereby, UBS and UBSW may share with any of their affiliates, and such affiliates may share with UBS and UBSW, any information related to you or any of your Subsidiaries (including in each case information relating to creditworthiness) and the transactions contemplated hereby; provided that any such affiliate agrees to be bound by the confidentiality agreement between Borrower and us.

     Compensation.

         As consideration for the commitments of the Lenders hereunder with respect to the Credit Facility and the agreement of UBSW to structure, arrange and syndicate the Credit Facility and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, to UBS the fees set forth in the Term Sheet and the Fee Letter. Once paid, such fees shall not be refundable under any circumstances.

     Conditions.

         The commitment of the Lenders hereunder with respect to the Credit Facility and UBSW's agreement to perform the services described herein may be terminated prior to the Closing Date by UBS if (i) any condition set forth in the Term Sheet is not satisfied or any covenant or agreement in this Commitment Letter or the Fee Letter is not complied with, in each case, to the extent required to be satisfied or complied with prior to the Closing Date, or any representation in this Commitment Letter is breached, (ii) in the sole judgment of UBS, a material adverse change or material disruption has occurred after February 27, 2003 in the financial, banking or capital markets generally, in any such case, which has had or could reasonably be expected to have a material adverse effect on the syndication of the Credit Facility or the marketing of any Securities Offering (as defined in the Fee Letter), (iii) in the sole judgment of UBS, a material adverse change or material disruption has occurred after February 27, 2003 in the securities lending market for Borrower's equity securities, which has had or could reasonably be expected to have a material adverse effect on the marketing of any Securities Offering of convertible debt securities, or (iv) there shall have been after February 27, 2003 an outbreak or escalation of hostilities involving the United States, or the declaration by the United States of a national emergency or war, or the occurrence of any other national or international calamity or crisis, or any material adverse change in financial, political or economic conditions in the United States or elsewhere, in any such case, which, in the sole judgment of UBS, has had or could reasonably be expected to have a material adverse effect on the syndication of the Credit Facility or the marketing of any Securities Offering.

     Clear Market.

         From February 10, 2003 until the completion of syndication (as determined by us and notified in writing to you) of the Credit Facility and, if later, of the Securities Offering (as defined in the Fee Letter), you will ensure that no financing (other than the Credit Facility or any Securities Offering (as defined in the Fee Letter)) for you or any of your Subsidiaries or affiliates is announced, syndicated or placed without the prior written consent of UBS (it being understood that such consent shall be deemed given with respect to any transaction in which UBS or UBSW is a bookrunner) if such financing, announcement, syndication or placement would have, in the reasonable judgment of UBS, a detrimental effect upon the transactions contemplated hereby. The foregoing shall not limit your ability to seek, or effect, (i) the extension of the termination date of Borrower's 364-Day Credit Agreement dated as of May 16, 2002, as amended and restated as of December 31, 2002 (the "364-Day Facility") in accordance with the terms thereof, or the amendment or amendment and restatement of the 364-Day Facility, or the replacement of the 364-Day Facility with another unsecured committed term loan or revolving credit facility, (ii) the amendment, amendment and restatement or replacement of any committed or uncommitted lines of credit of any Subsidiary of Borrower existing on February 10, 2003, (iii) additional unsecured debt financing for Borrower's U.S. Subsidiaries up to $25.0 million in the aggregate at any time outstanding and
(iv) any additional unsecured debt financing for Borrower's non-U.S.
Subsidiaries.

         Securities Demand.

         You agree to engage an investment bank (the "Investment Bank") reasonably satisfactory to the Lenders and Borrower to publicly sell, privately place or arrange, alone or with one or more additional bookrunners (together with the Investment Bank, the "Bookrunners") and/or underwriters, placement agents or initial purchasers, in one or more transactions (each, a "Securities Offering"), at least $500.0 million (at least $800.0 million on or after May 15,
2003) aggregate net cash proceeds of equity or equity-linked (including convertible debt) securities and/or senior unsecured, senior secured, senior subordinated and/or subordinated debt of Borrower and/or any of its Subsidiaries (collectively, the "Securities"). You shall use all commercially reasonable efforts to take any and every action necessary or desirable so that the Investment Bank and, if before March 1, 2003, the other Bookrunners can, as soon as practicable whether prior to or after the making of loans under the Credit Facility, publicly sell, privately place or arrange the Securities. Without limiting the foregoing, you agree to:

         (i) promptly, and in the case of a Securities Offering of convertible debt securities no later than the opening of trading on the New York Stock Exchange on March 11, 2003 and in the case of any other Securities Offering no later than April 1, 2003, prepare an offering memorandum for a private placement pursuant to Rule 144A or file, and use all commercially reasonable efforts to cause to become effective, a registration statement (which may be a "universal" shelf registration statement) and prepare a prospectus under the Securities Act, with respect to each Securities Offering, in each case, as requested by the Investment Bank and, if before March 1, 2003, the other Bookrunners, in form for distributions to investors and otherwise in form and substance reasonably satisfactory to Borrower, the Investment Bank and, if before March 1, 2003, the other Bookrunners; provided that an offering memorandum for a Securities Offering of convertible debt securities shall be substantially completed no later than March 10, 2003 subject to such revisions as are necessary to reflect the disclosures contemplated by clause (vii) below;

         (ii) cooperate in the preparation of other marketing materials that the Investment Bank and, if before March 1, 2003, the other Bookrunners reasonably deem necessary in connection with the Securities Offering; provided that in the case of a Securities Offering of convertible debt securities such other material materials shall be prepared no later than March 10, 2003 (subject to such revisions as are necessary to reflect the disclosures contemplated by clause (vii) below) and in the case of any other Securities Offering no later than April 1, 2003;

         (iii) obtain, at your expense, monitored public ratings of each of the Securities that are debt securities from Moody's Investors Service and Standard & Poor's Ratings Group not later than April 1, 2003 and participate actively in the process of securing such ratings, including having your senior management meet with such rating agencies;

         (iv) continue to promptly provide to the Investment Bank access to management and advisors of Borrower and other information reasonably required to effect the issue and sale of each Securities Offering, including in connection with due diligence investigations;

         (v) make senior management of Borrower (including but not limited to the chief executive officer, chief financial officer and treasurer) available to participate in "road show" meetings with prospective investors, as reasonably requested by the Investment Bank and, if prior to March 1, 2003, the other Bookrunners;

         (vi) use all commercially reasonable efforts to cause the independent auditors of Borrower to issue comfort letters, and counsel to Borrower to issue legal opinions (including 10b-5 negative assurance), each in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Investment Bank and, if prior to March 1, 2003, the other Bookrunners; provided that, no later than the opening of trading on the New York Stock Exchange on March 11, 2003, the independent auditors of Borrower and the Investment Bank shall have agreed to the form of such comfort letter to be executed and delivered upon pricing of a Securities Offering of convertible debt securities;

         (vii) promptly, and not later than the opening of trading on the New York Stock Exchange on March 11, 2003, make public disclosures regarding Borrower's (a) future dividend policy, (b) amendment of existing credit facilities and (c) actual or estimated fourth quarter 2002 financial results, projected 2003 financial results and any anticipated material charges or range of such charges; provided that, not later than the close of trading on the New York Stock Exchange on March 11, 2003, Borrower shall file with the Securities and Exchange Commission a Current Report on Form 8-K that includes such disclosures;

         (viii) not later than the opening of trading on the New York Stock Exchange on March 11, 2003, file with the Securities and Exchange Commission an amendment to Borrower's Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2002 reflecting the Restatement for such quarterly period, and, not later than April 5, 2003, file with the Securities and Exchange Commission Borrower's Annual Report on Form 10-K for the year ended December 31, 2002 containing audited financial statements of Borrower as of December 31, 2002 and 2001 and for the three years ended December 31, 2002, which financial statements shall be accompanied by an opinion of the independent auditors of Borrower which shall be unqualified, except that such opinion may (a) to the extent consistent with past practice, state that it relies upon the reports of other auditors of certain Subsidiaries of Borrower and (b) refer to the Restatements; and

         (ix) otherwise cooperate with and assist the Investment Bank and, if prior to March 1, 2003, the other Bookrunners in connection with each Securities Offering.

         Upon notice by the Investment Bank (a "Securities Demand"), at any time and from time to time, (A) on or after the earlier of (x) March 11, 2003 and (y) completion of the matters specified in clauses (i), (vi) and (vii) above and (B) prior to the termination of this Commitment Letter without the Closing Date having occurred or, if the Closing Date has occurred, the repayment in full of the Credit Facility and the termination of all commitments under the Credit Facility, you will cause the issuance and sale of Securities, in one or more transactions, upon such terms and conditions and in such amounts as specified in the Securities Demand, as the Investment Bank in its sole reasonable judgment determines to be appropriate in light of prevailing circumstances and market conditions and the financial condition and prospects of Borrower and its Subsidiaries at the time of sale; provided that (i) prior to April 1, 2003, any Securities Demand may be only with respect to a Securities Offering of convertible debt securities (x) generating aggregate net cash proceeds of at least $400.0 million and (y) having pricing terms thereof no less favorable than those offered by any other Bookrunner; (ii) on or after April 1, 2003 and prior to May 15, 2003, the Investment Bank shall be entitled to require the issuance of up to $500.0 million aggregate net cash proceeds of Securities; (iii) on or after May 15, 2003, the Investment Bank shall be entitled to require the issuance of up to $800.0 million aggregate net cash proceeds of Securities (provided that to the extent exceeding $500.0 million the Investment Bank deems such excess necessary to market such an offering in order to provide adequate liquidity needs of Borrower and its Subsidiaries); and (iv) the Investment Bank shall not be entitled to make a Securities Demand on any date that trading in securities generally on the New York Stock Exchange is suspended, a banking moratorium declared by federal or New York State authorities is effective or, in the reasonable judgment of the majority of the Bookrunners (if prior to March 1, 2003) and in the sole reasonable judgment of the Investment Bank (if on or after March 1, 2003), a temporary disruption exists in the capital markets generally or in securities of companies similar to Borrower generally that, in the reasonable judgment of the majority of the Bookrunners (if prior to March 1, 2003) and in the sole reasonable judgment of the Investment Bank (if on or after March 1, 2003), would result in materially adverse pricing terms in the Securities Offering than the Securities Offering would achieve in the absence of such temporary disruption. For the avoidance of doubt, the parties agree that a disruption shall be deemed not temporary if it lasts more than 5 business days. Notwithstanding anything to the contrary, in no event shall Borrower be required to consummate any Securities Offering if to do so would, in the written opinion of outside counsel to Borrower, result in a violation of applicable law, including applicable disclosure requirements, despite Borrower's compliance with its obligations in the preceding paragraph. The Securities will be issued pursuant to one or more indentures, securities purchase agreements and/or registration rights agreements, which shall contain such terms, conditions and covenants as are typical and customary for similar financings (as determined by the Investment Bank) and as are reasonably satisfactory in all respects to the Investment Bank. All other arrangements with respect to the Securities shall be reasonably satisfactory in all respects to the Investment Bank in light of the then prevailing market conditions.

         This section "Securities Demand" shall remain in effect only until the earlier of (i) the repayment in full of the Credit Facility and the termination of all commitments thereunder and (ii) the termination or expiration of this Commitment Letter prior to the execution and delivery of the Credit Documentation. So long as no borrowings are outstanding under the Credit Facility, the termination of all commitments under this Commitment Letter (prior to the Closing Date) or the Credit Facility (on or after the Closing Date) shall be the sole remedy for breach of this section "Securities Demand."

     Indemnity.

         By your acceptance below, you hereby agree to indemnify and hold harmless each of UBSW, UBS and the other Lenders and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an "Indemnified Person") from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letter, the Credit Facility or any of the transactions contemplated hereby or the providing or syndication of the Credit Facility, and to reimburse each Indemnified Person upon presentation of a summary statement for all reasonable out-of-pocket legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding), other than any of the foregoing of any Indemnified Person to the extent determined by a final judgment of a court of competent jurisdiction to have resulted solely by reason of the gross negligence or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, you shall indemnify the Indemnified Persons from and against any loss or liability by reason of such settlement or judgment subject to your rights in this paragraph to claim exemption from your indemnity obligations. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding. None of UBSW, UBS or any other Lender (or any of their respective affiliates) shall be responsible or liable to you or any of your Subsidiaries, affiliates or stockholders or any other person or entity for any consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheet, the Fee Letter, the Credit Facility or the transactions contemplated hereby. In addition, you hereby agree to reimburse UBSW from time to time upon presentation of a summary statement for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable outside legal fees and expenses of UBS and UBSW, and printing, reproduction, document delivery, travel and communication costs) incurred in connection with the syndication and execution of the Credit Facility, and the preparation, review, negotiation, execution and delivery of the Original Commitment Letter (as defined below), the Term Sheet attached thereto as Annex I, the letter dated February 10, 2003 addressed to you providing, among other things, for certain fees relating to the Credit Facility (the "Original Fee Letter"), and any amendment or waiver thereof (including without limitation, this Commitment Letter, the Term Sheet and the Fee Letter) and the Credit Documentation, whether or not any Credit Documentation is executed and delivered or any extensions of credit are made under the Credit Facility.

     Confidentiality.

         This Commitment Letter is furnished for your benefit, and may not be relied on by any other person or entity. This Commitment Letter is delivered to you upon the condition that neither the existence of the Original Commitment Letter, the Term Sheet attached thereto as Annex I, the Original Fee Letter, any amendment or waiver thereof (including without limitation this Commitment Letter, the Term Sheet and the Fee Letter) nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, including applicable disclosure requirements as determined by Borrower in its sole discretion (provided that you agree to give us reasonable prior notice of any public disclosure by you or any of your affiliates relating to the Credit Facility, UBS or any of its affiliates and/or UBS's commitment hereunder or under the Credit Facility and reasonable opportunity to comment thereon (it being understood that we will use reasonable efforts to provide any such comments expeditiously)), (ii) to your directors, officers, employees, advisors and agents, in each case on a confidential and "need-to-know" basis and only in connection with the transactions contemplated hereby and (iii) to rating agencies.

         Notwithstanding the foregoing, and notwithstanding any other express or implied agreement or understanding to the contrary, you and your employees, representatives, and other agents are authorized by us, each of our affiliates, and each person acting on our behalf to disclose the structure and tax aspects (as such terms are used in Internal Revenue Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of these transactions to any and all persons, without limitation of any kind. You may disclose all materials of any kind (including opinions or other tax analyses) insofar as they relate to the structure and tax aspects of the transactions. The authorization in this paragraph does not extend to disclosure of any other information including (without limitation) (a) the identities of participants or potential participants in the transactions, (b) the existence or status of any negotiations, (c) any pricing information or (d) any other term or detail not related to the structure or tax aspects of the transactions.

     Other Services.

         You acknowledge and agree that UBS, UBSW and/or their affiliates may be requested to provide additional services with respect to you, your Subsidiaries and/or affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit UBS or UBSW or any of their affiliates to provide any services other than as set out herein.

     Governing Law, Etc.

         This Commitment Letter and the commitment of the Lenders shall not be assignable (i) by you without the prior written consent of the Lenders and UBSW or (ii) by us except to one or more financial institutions reasonably satisfactory to you, and any purported assignment in violation of the foregoing shall be void. This Commitment Letter amends and restates in its entirety the Credit Facility Commitment Letter (including the Term Sheet attached thereto as Annex I, collectively, the "Original Commitment Letter"), dated February 10, 2003, among you, UBS and UBSW and supersedes it in all respects. This Commitment Letter also supercedes in all respects the provisions contained under the caption "Commitment Letter" (other than the last sentence of the first paragraph thereunder, which shall survive in full) and under the caption "Fee Letter," in each case, in the letter dated February 28, 2003 (the "February 28 Letter") among Borrower, UBS, UBSW and UBS AG, Stamford Branch providing, among other things, for certain amendments and waivers to the Original Commitment Letter and the Original Fee Letter. In all other respects the February 28 Letter shall survive in full. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by UBS, UBSW and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience only. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading "Indemnity," each Indemnified Person. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. Each of the parties hereto submits to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agrees that service of any process, summons, notice or document by registered mail addressed to it at its address first written above (or such other address as notified to the other parties hereto) shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the party against whom enforcement is sought is or may be subject by suit upon judgment.

         Please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 8:00 p.m., New York City time, on the date hereof. This Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSW to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter, and our receipt of executed counterparts hereof and thereof.

     Termination.

         This Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSW to provide the services described herein shall automatically terminate unless the Lenders and UBSW shall, in their discretion, agree to an extension, upon the earliest to occur of any of the following: (i) the execution and delivery of the Credit Documentation by all of the parties thereto; (ii) May 16, 2003, if the Credit Documentation shall not have been executed and delivered by all such parties prior to that date; (iii) the extension of the termination date of 364-Day Facility in accordance with the terms thereof, or the amendment or amendment and restatement of the 364-Day Facility resulting in an extension of the term thereof, or the replacement of the 364-Day Facility with, or the entering into, another committed term loan or revolving credit facility, that, in each case, provides for aggregate borrowings of at least $500.0 million; (iv) receipt by Borrower and/or its Subsidiaries after February 10, 2003 of Net Cash Proceeds (as defined in the 364-Day Facility) of not less than $400.0 million in the aggregate from a combination of one or more transactions involving the sale, lease, transfer or other disposition of any assets by Borrower or any of its Subsidiaries or the incurrence or issuance of any debt in the capital markets having neither a put exercisable, nor a maturity, earlier than July 31, 2005 or the sale or issuance of any equity interests by Borrower or any of its Subsidiaries; or (v) at the option of Borrower upon written notice to UBS and UBSW.

         The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheet and the Fee Letter shall survive termination of this Commitment Letter or the commitments of the Lenders hereunder, except to the extent superseded by the Credit Documentation. The provisions under the headings "Syndication" and "Clear Market" above shall survive the execution and delivery of the Credit Documentation.

                            [Signature Page Follows]

         We are pleased to have been given the opportunity to assist you in connection with this financing.


                                      Very truly yours,

                                      UBS AG, CAYMAN ISLANDS BRANCH


                                      By: /s/ David A. Juge
                                          --------------------------------
                                          Name: David A. Juge
                                          Title: Managing Director


                                      By: /s/ Oliver O. Trumbo II
                                          --------------------------------
                                          Name: Oliver O. Trumbo II
                                          Title: Director


                                      UBS WARBURG LLC


                                      By: /s/ David A. Juge
                                          --------------------------------
                                          Name: David A. Juge
                                          Title: Managing Director


                                      By: /s/ Oliver O. Trumbo II
                                          --------------------------------
                                          Name: Oliver O. Trumbo II
                                          Title: Director





Accepted and agreed to as of
the date first written above:

THE INTERPUBLIC GROUP OF COMPANIES, INC.


By: /s/ Steven Berns
    --------------------------------
    Name: Steven Berns
    Title: Vice President and Treasurer